EXHIBIT 5
                              OPINION RE LEGALITY




October 16, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Apollo Group, Inc. Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Apollo Group, Inc., an Arizona corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of an additional 1,000,000 shares of its Class A Common Stock, no par value (the "Shares"), issuable pursuant to the Company's Long-Term Incentive Plan (the "Plan"). The Registration Statement also relates to Form S-8 Registration Statement No. 33-88984.

In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and Bylaws of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Arizona.

2. The Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ SNELL & WILMER L.L.P.
-------------------------
  SNELL & WILMER L.L.P.

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